Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Lawrence W. Williams
Chairman of the Board of Directors
(410) 420-9600

MB BANCORP, INC.

APPOINTS PHIL PHILLIPS AS NEW CHIEF EXECUTIVE OFFICER

September 30, 2016, Forest Hill, Maryland — MB Bancorp, Inc., (the “Company”) (OTCBB: MBCQ), the holding company for Madison Bank of Maryland (the “Bank”), announced today that it has parted ways with President and Chief Executive Officer Julia A. Newton and has appointed Philip P. Phillips as President and Chief Executive Officer of the Company and the Bank effective September 30, 2016. Ms. Newton has resigned as a director of the Company and the Bank effective October 25, 2016, and Mr. Phillips has been appointed to the Boards of Directors of the Company and the Bank effective that same date.

Lawrence W. Williams, Chairman of the Board of the Company and the Bank, said, “We are very excited to have Phil Phillips join our organization. Phil has deep lending contacts and experience, which will be a great asset to us as we seek to expand our business in our market. As we move in a different direction, the Board of Directors thanks Ms. Newton for her over 16 years of service and wishes her the best of luck.”

Phil Phillips commented, “I am looking forward to joining Madison Bank of Maryland, an historic institution that has been serving its community for over 100 years. Community banks are the foundation of our economy, and I am pleased to have the opportunity to continue that tradition at Madison Bank of Maryland.”

Madison Bank of Maryland is a community-oriented financial institution, dedicated to serving the financial service needs of customers within its market area, which consists of Baltimore and Harford Counties in Maryland. We offer a variety of deposit products and provide loans secured by real estate located in our market area. Our real estate loans consist primarily of residential mortgage loans, as well as non-residential real estate loans, construction and land loans and home equity lines of credit. We currently operate out of our corporate headquarters and main office at 1920 Rock Spring Road, Forest Hill, Maryland 21050 and have two full-service branch offices located in Aberdeen and Perry Hall, Maryland. Additional information can be obtained at (www.mbofmd.com) or 410-420-9600.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.  Accordingly, actual results may differ from those expressed in the forward-looking statements.